Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                          GLOBETEL COMMUNICATIONS CORP.

                     (Pursuant to Section 101 and 102 of the
                General Corporation Law of the State of Delaware)

                                   ----------

      The undersigned, in order to form a corporation pursuant to Sections 101 and 102 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      FIRST: The name of the corporation (the "Corporation") is GlobeTel Communications Corp.

      SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington 19801, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one billion five hundred and ten million (1,510,000,000) of which one billion five hundred million (1,500,000,000) shares shall be designated "Common Stock", $.00001 par value per share and of which ten million (10,000,000) shall be designated "Preferred Stock", par value $.001.

      FIFTH: The name and mailing address of the sole incorporator are as follows:

            Name                                Address
            ----                                -------
            Robinson Markel                     c/o Katten Muchin Zavis Rosenman
                                                575 Madison Avenue
                                                New York, NY  10022

      SIXTH: The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the by-laws of the Corporation.

      SEVENTH: Election of directors need not be by written ballot.

      EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article EIGHTH shall eliminate or limit the liability of any director (i) for breach of the

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director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      NINTH: The Corporation shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of State of Delaware, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

      IN WITNESS WHEREOF, I have hereunto signed my name and affirm, under the penalties of perjury, that this Certificate is my act and deed and that the facts stated herein are true this 25th day of March 2002.

                                        /s/ Robinson Markel
                                        ------------------------
                                        Robinson Markel
                                        Sole Incorporator

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                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

Globetel Communications Corp. (the Corporation) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Globetel Communications Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the fourth article of the Certificate of Incorporation of GLOBETEL COMMUNICATIONS CORP. be amended by consolidating the issued shares of the corporation on the basis of 15 of such shares shall become one (1) share and by amending the par value of the shares of the corporation, both issued and non-issued, from $0.00001 each before such consolidation to $0.00001 each after such consolidation; provided that no fractional shares of the corporation shall be issued in connection with the consolidation and the number of shares to be received by a stockholder shall be rounded up or down to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share upon such consolidation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, consent of the stockholders of said corporation was given in accordance with
Section 228 of the General Corporation Law of the State of Delaware subject to such consent the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment shall become effective on May 23, 2005.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th day of May 2005


          By: /s/ Timothy Huff

          Title: Chief Executive Officer

          Name: Timothy Huff